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For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Stewart Siskind 914-785-4742	BMC Communications Dan Budwick 212-477-9007 ext. 14

Info@Emisphere.com

EMISPHERE ANNOUNCES NEW MULTI-PRODUCT RESEARCH COLLABORATION AGREEMENT WITH ROCHE

Tarrytown, NY – July 18, 2006 -— Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today that it has entered into a multi-product research collaboration agreement with Roche to explore the use of Emisphere’s eligen® technology in feasibility studies for new oral formulations of a number of Roche molecules. Roche will fund the research, which will be conducted at both Roche and Emisphere.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer, Emisphere Technologies, Inc., commented, “Establishing a research collaboration agreement with Roche to investigate the application of our technology on multiple compounds demonstrates the value Emisphere brings to the product development process. Roche has been working with Emisphere for a number of years and this new agreement further strengthens the relationship between our two companies.”

About The eligen® Technology
Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers.” These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The delivery agents have no known pharmacological activity themselves. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity. Emisphere is pursuing shortened registration timelines for currently marketed drug products whose performance is improved using the eligen® technology through supplemental New Drug Applications or 505(b)(2) filings with the US FDA. Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit our web site, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006.

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